**EXHIBIT 10.6**

# PROMISSORY NOTE

S40,000 Santa Clara, California February 9, 2003

For value received, NanoSensors, Inc., a Nevada corporation, promises to pay to Austin E. Hills ("Lender"), the sum of Forty Thousand & no/100 (S40,000), together with interest of S1500 by March 9, 2004.

Additionally, Lender will receive 100,000 shares of common stock of NanoSensors, Inc. The total number of shares of common stock at the first issuance of common shares for Nano Sensors, Inc. is 10,000,000.

Principal and interest hereunder shall be payable in lawful money of the United States.

If action be instituted on this Note, Borrower promises to pay all costs, expenses and such sums as the court may fix as attorneys' fees.

BORROWER:

NanoSensors, Inc.
A Nevada corporation

By ______________
President